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                                                                EXHIBIT 12(a)(1)

                                  E*TRADE FUNDS

                                 CODE OF ETHICS

   Pursuant to Rule 17j-1 Under the Investment Company Act of 1940, as amended

I.   Introduction and Application

          E*TRADE Funds (the "Trust") recognizes the importance of high ethical standards in the conduct of its business and requires that this Code of Ethics (the "Code") be observed by each Access Person (defined below in Section III.A.). This Code is intended to apply to the Trust's officers and trustees and other Access Persons who are employees of any affiliate of the Trust, including its Investment Adviser and Sub-advisers. Prior to any Investment Adviser, Sub-adviser or principal underwriter entering into an agreement to provide services to the Trust, such Investment Adviser or Sub-adviser, whether or not affiliated with E*TRADE FINANCIAL Corporation ("E*TRADE FINANCIAL") or principal underwriter shall have adopted its own code of ethics, which code of ethics shall have been approved by the Trust's Board of Trustees (the "Board") in accordance with Rule 17j-1 of the Investment Company Act of 1940, as amended (the "1940 Act"). The Procedures for Administration of the Code of Ethics (the "Procedures") that accompany this Code include procedures for monitoring compliance with those codes. The Board shall approve any material change to this Code. The Board shall also approve any material change to the code of any Investment Adviser, Sub-adviser or principal underwriter to the Trust within six months of the adoption of such material change. All recipients of the Code are directed to read it carefully, retain it for future reference and abide by the rules and policies set forth herein. Any questions concerning the applicability or interpretation of such rules and policies, and compliance therewith, should be directed to the Chief Compliance Officer of the Trust.

          Each Access Person is under a duty to exercise his or her authority and responsibility for the benefit of the Trust and its shareholders, to place the interests of the shareholders first and to refrain from having outside interests that conflict with the interests of the Trust and its shareholders. Each Access Person must avoid any circumstances that might adversely affect or appear to affect his or her duty of complete loyalty to the Trust and its shareholders in the discharge of his or her responsibilities, including the protection of confidential information and corporate integrity of the Trust. Each Access Person must abstain from participation (or any other involvement) in "insider trading" in contravention of any applicable law or regulation. The reputation of the Trust and its affiliates for trustworthy financial services is a valuable asset that all Access Persons are expected to preserve and protect.

          All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. All persons must abide by the fundamental standard that the Trust's personnel should not take inappropriate advantage of their positions.

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          While compliance with the provisions of the Code is anticipated,
Access Persons should be aware that in response to any violations, the Trust will take whatever action is deemed appropriate under the circumstances including, but not necessarily limited to, dismissal of such Access Person. Technical compliance with the Code's procedures will not automatically insulate from scrutiny trades that show a pattern of abuse of an individual's fiduciary duties to the Trust.

          Access Persons employed by an Investment Adviser, Sub-adviser or principal underwriter are subject to the code of ethics of their employer. Each such code must be approved by the Board and the provisions of each such code must comply with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act"), as applicable.

II.  Purpose

          This Code and the related Procedures have been adopted by the Board of the Trust in accordance with Rule 17j-1(c) under the 1940 Act. Rule 17j-1 (the "Rule") generally prohibits fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by persons associated with such companies. The Rule requires organizations subject to it to adopt a code of ethics designed to prevent Access Persons from engaging in fraud, and requires the organization to use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics. The Rule also requires each Access Person to report personal securities transactions to the Trust on at least a quarterly basis, and to report securities holdings upon becoming an Access Person, and annually thereafter.

          The purpose of this Code is to provide regulations and procedures consistent with the 1940 Act, Rule 17j-1 and SEC recommendations.

III. Definitions

          Defined terms shall have the meanings assigned thereto in Rule 17j-1. The following are portions of those definitions.

     A. "Access Person" means:

          1. any Advisory Person of the Trust or of an Investment Adviser or Sub-adviser to the Trust; and

          2. any trustee, director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of securities.

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     B. "Advisory Person" means:

          (i) any director, trustee, officer general partner or employee of the Trust or of an Investment Adviser or Sub-adviser (or of any company in a control relationship to the Trust or an Investment Adviser or Sub-adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

          (ii) any natural person who has the power to exercise a controlling influence over the management or policies of the Trust or of an Investment Adviser or Sub-adviser, unless such power is solely the result of his or her position with the Trust, and who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

     C. "Beneficial Ownership" shall have the same meaning as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Subject to the specific provisions of Rule 16a-1(a)(2), beneficial ownership means generally having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect "pecuniary interest" in the securities.

          (i) "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

          (ii) "Indirect pecuniary interest" includes:

                    (a) generally, securities held by members of the person's "immediate family" sharing the same household (which ownership interest may be rebutted);

                    (b) a general partner's proportionate interest in portfolio securities held by a general or limited partnership;

                    (c) a person's right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities);

                    (d) a person's interest in securities held by a trust;

                    (e) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and

                    (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance Trust, investment Trust, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

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          (iii) "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and also includes adoptive relationships.

          (iv) "Derivative securities" includes any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security, with certain exceptions.

     D. "Compliance Officer" means the person appointed by the Trust's Board of Trustees as Chief Compliance Officer ("CCO") for the Trust or any person to whom the CCO has delegated responsibility to administer the Code including, for example, Investment Adviser personnel designated by the CCO to administer the Code.

     E. "Covered Security" means any security except direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, money market fund shares (whether or not issued by a series of the Trust) and shares issued by other unaffiliated open-end investment companies.

     F. "Trustee" means a trustee of the Trust.

     G. "Fund" means a separate series portfolio of assets of the Trust.

     H. "Independent Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. The Secretary of the Trust will inform each trustee whether he or she is an Independent Trustee.

     I. "Investment Adviser" means an entity listed in the Trust's current prospectus that provides advice to the Trust with respect to the purchase and sale of securities.

     J. "Investment Personnel" means (i) any employee of the Trust or an Investment Adviser or Sub-adviser to the Trust (or of any Trust in a control relationship to the Trust or Investment Adviser or Sub-adviser) who in connection with his or her regular functions or duties makes, participates in or recommends the purchase or sale of a security for the Trust, and (ii) any natural person, if any, who controls the Trust or any Investment Adviser or Sub-adviser to the Trust and who obtains information concerning recommendations made to the Trust, or any Fund thereof, regarding the purchase or sale of securities by the Trust or one or more Funds.

     K. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     L. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) thereof, or pursuant to Rules 504, 505, or 506 thereunder.

     M. "Portfolio Manager" means a person entrusted with the direct responsibility and authority to make investment decisions affecting the Trust or any Fund thereof.

     N. "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     O. "Security Held or to Be Acquired" means any Covered Security that within the most recent 15 calendar days (i) is or has been held by the Trust or (ii) "is being or has been considered" by the Trust or an Investment Adviser or Sub-adviser to the Trust for purchase by the Trust; and any option to purchase or to sell, including any security convertible into or exchangeable for, such security. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated to an Access Person or, with respect to the person making the recommendation, when such person considers making such a recommendation.

     P. "Sub-adviser" means an entity, other than the Investment Adviser, listed in the Trust's current prospectus that provides advice to the Trust with respect to the purchase and sale of securities.

IV.  General Policy

          In accordance with Rule 17j-1(b), it shall be a violation of this Code for any Access Person or principal underwriter for the Trust, or any affiliated person of an Investment Adviser or Sub-adviser to or the principal underwriter of the Trust in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to Be Acquired by the Trust:

                    (1) to employ any device, scheme or artifice to defraud the Trust;

                    (2) to make to the Trust any untrue statement of a material fact or to omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                    (3) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Trust; or

                    (4) to engage in any manipulative practice with respect to the Trust.

V.   Compliance Procedures

     A.   Conflicts of Interest

                    (1) Each Access Person has the duty to disclose to the Trust and, if such person is an officer, director or employee of an Investment Adviser, to that Investment Adviser or Sub-adviser, any interest whatsoever that he or she may have in any firm, corporation, or business unit with which he or she is called upon to deal as a part of his or her assigned duties with the Trust, Investment Adviser or Sub-adviser or any

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               other activity (including service on the board of directors of a company) that the Access Person reasonably believes presents a potential conflict of interest. This disclosure must be timely so that the Trust may take such action concerning the conflict as deemed appropriate by the Compliance Officer.

                    (2) Investment Personnel may not accept gifts, other than de minimis gifts, from persons doing business with or on behalf of the Trust.

                    (3) Investment Personnel may not serve on the board of
               directors of a publicly traded company or any business organized for profit, unless prior authorization is obtained from the Compliance Officer. Such authorization will be based on a determination that the business of such corporation does not conflict with the interests of the Trust, that such service would be consistent with the best interests of the Trust and its shareholders, and that such service is not prohibited by law. If such service is authorized, procedures must be in place to isolate Investment Personnel serving as directors of outside entities from those making investment decisions on behalf of the Trust.

     B.   Pre-clearance of Personal Securities Transactions

                    (a) Access Persons may not directly or indirectly acquire beneficial ownership in any security in an Initial Public Offering or a Limited Offering without the express written prior approval of the Compliance Officer of the Trust.

                    (b) Purchases or sales of securities by Access Person, other than securities acquired in an Initial Public Offering or Limited Offering, do not require prior approval.

     C.   Other Rules Relating to Personal Securities Transactions

                    (1) Investment Personnel who have obtained prior approval
               and made an investment in an Initial Public Offering or Limited Offering must disclose that investment to the Compliance Officer, and, as applicable, to other relevant Investment Personnel or any officer of the Trust if they play a part in any subsequent consideration of an investment by the Trust in that issuer and such Investment Personnel continues to hold such investment. Under such circumstances, the Trust's decision to purchase securities in an Initial Public Offering or Limited Offering should be subject to independent review by Investment Personnel with no investment in the issuer of such securities.

                    (2) If the Access Person is an employee of an Investment
               Adviser, Sub-adviser or principal underwriter, such Access Person must abide by all restrictions on personal trading set forth in their employer's code of ethics and procedures.

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                    (3) Any profits realized from transactions prohibited by
               this Code, including, among other things, any profits realized from a personal securities transaction executed in violation of the Code must be disgorged to a charity selected by the President of the Trust.

VI.  Reporting and Monitoring

     An Access Person need not provide to the Compliance Officer a separate holdings or transaction report required by Section VI.A, VI.B or VI.C, of this Code to the extent that such report would duplicate information already required to be maintained under the Advisers Act recordkeeping rules.

     A.   Initial Securities Holdings Report

          Within ten (10) days of becoming an Access Person, each such person shall submit to the Compliance Officer a report on the form attached as Exhibit A hereto listing all Covered Securities beneficially owned by the Access Person, which information must be current as of a date no more than 45 days prior to the date the person became an Access Person. The report shall also include information requested on the form regarding any account with a broker, dealer or bank in which securities are held for the direct or indirect benefit of the Access Person. The Compliance Officer shall maintain such reports and such other records as are required by Rule 17j-1.

          A report sent directly to the Compliance Officer from a broker, dealer or bank including the information requested by Exhibit A will satisfy this requirement.

     B.   Quarterly Transaction Report

          Each Access Person shall submit to the Compliance Officer on a quarterly basis, a report on the form attached hereto as Exhibit A covering the matters included in the form. The report must list transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership in the security. The report shall also include information requested on the form regarding any account with a broker, dealer or bank in which securities are held during the quarter for the direct or indirect benefit of the Access Person.

          Reports shall be delivered to the Compliance Officer not later than thirty (30) days after the end of the calendar quarter in which a transaction to which the report relates was effected. The Compliance Officer shall maintain such reports and such other records as are required by Rule 17j-1.

          A timely report sent directly to the Compliance Officer from a broker, dealer or bank including the information requested by Exhibit A will satisfy this requirement.

     C.   Annual Securities Holdings Report

          All Access Persons shall submit to the Compliance Officer, on an annual basis, a report on the form attached hereto as Exhibit A listing all Covered Securities beneficially owned by the Access Person as of a date within forty-five (45) days of the date that the form is submitted. Such annual reports shall be submitted to the Compliance Officer on or before February 15th annually. The report shall also include information requested on Exhibit A regarding any account with a broker, dealer or bank in which securities are held for the direct or indirect benefit of the Access Person.

          A timely report sent directly to the Compliance Officer from a broker, dealer or bank including the information requested by the form will satisfy this requirement.

     D.   Reports By Independent Trustees

          An Independent Trustee who would be required to make a report solely by reason of being a Trustee of the Trust need not make a reports required by Section VI.A., VI.B. or VI.C. of this Code, unless, and then only to the extent, such Independent Trustee has access to information regarding transactions in securities by the Investment Adviser or Sub-adviser on behalf of the Trust's portfolios.

     E.   Copies of Confirmations

          Each Access Person subject to reporting may direct his or her broker to provide to the Compliance Officer copies of confirmations of all personal securities transactions (including transactions in accounts in which the Access Person has beneficial ownership) on a timely basis and to provide copies of all periodic statements for all securities accounts over which the Access Person exercises Beneficial Ownership.

     F.   Monitoring and Recordkeeping

          The Compliance Officer shall monitor personal trading activity of all Access Persons pursuant to procedures established under this Code. The Compliance Officer shall maintain such reports and such other records as are required by Rule 17j-1 under the Investment Company Act of 1940.

     G.   Confidentiality

          All reports furnished pursuant to this Section VI will be maintained on a confidential basis and will be reasonably secured to prevent access to such records by unauthorized personnel.

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     H.   Annual Compliance Certification

          Each Access Person shall complete an annual certification in the form provided by the Compliance Officer that he or she has received, read and understood the Code and that he or she is subject to and has complied with each of the Code's provisions applicable to such person.

     I.   Annual Report to Board

          The Compliance Officer shall prepare an annual report for the Board which the Board shall consider. At a minimum, the annual report shall:

          1. summarize the existing Procedures concerning personal investing and any changes in the Procedures made during the year;

          2. describe any issues arising under the Code or Procedures since the last report to the Board, including, but not limited to, information about material violations to the Code, and sanctions imposed in response to the material violations;

          3. certify to the Board that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics; and

          4. identify any recommended changes in existing restrictions or procedures.

VII. Exceptions

          The Compliance Officer, in consultation with internal legal counsel for the Trust and the compliance officer for any Investment Adviser, Sub-adviser or principal underwriter, if applicable, may grant written exceptions to provisions of the Code in circumstances which present special hardship. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception. Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 17j-1. Any exception which is granted shall be reported to the Board at the next regularly scheduled meeting of the Trustees.

VIII. Date of Adoption/Amendments

This Code was adopted by the Board on February 9, 2000 and amended on November 16, 2004 (effective February 1, 2005).

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QUARTERLY SECURITIES TRANSACTION REPORT                                EXHIBIT A

     Quarterly Securities Transaction Report for the period from
                                                                 ---------------
to
   ---------------

     This report is submitted by                                       (print
                                 -------------------------------------
name)*                 (telephone)
       ----------------

I have listed below all accounts with a broker, dealer or bank for my direct or indirect benefit. This list includes all accounts for myself and for family members living in my household. These accounts contain all reportable securities holdings and transactions in which I have a beneficial interest. If I have no such accounts, I have written "NONE" in the space below.

I have listed all transactions in these accounts during the period from
                    to                     including any transactions with
-------------------    -------------------
respect to any account with a broker, dealer or bank for my direct or indirect benefit. This list includes all transactions for myself and for family members living in my household. I understand that I am not required to list transactions in variable products, U.S. Treasury obligations, money market funds or other open-end investment companies, except for open-end investment companies for which an affiliate of E*TRADE FINANCIAL Corp. serves an investment adviser. If I have no reportable transactions, I have written "NONE" in the space below.

The following are the accounts in which any securities were held for my direct
or indirect benefit during the period from                  to                 .
                                           ----------------    ----------------

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          NAME OF BROKER, DEALER OR BANK WITH WHICH               DATE ACCOUNT
                       ACCOUNT IS HELD                            ESTABLISHED
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
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                         EXCHANGE TICKER
  DATE OF     TITLE OF   SYMBOL OR CUSIP                                    NO. OF   PRINCIPAL   INTEREST RATE           BROKER/
TRANSACTION   SECURITY        NUMBER             TYPE OF TRANSACTION        SHARES     AMOUNT     AND MATURITY   PRICE   DEALER

                                           (i.e., purchase or sale or any
                                              other type of acquisition
                                                    disposition)
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

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

I certify that the information contained in this report is true and correct as of the date indicated below. I further certify that I have read and understand the Code of Ethics policy and have complied with all of its requirements

I further certify that:

    I have not received any gifts or entertainment in excess of $100.00, nor
---
meals in excess of $250.00.

                                       or

    Any such gifts and entertainment in excess of $100.00 and/or meals in excess
---
of $250.00 have been approved in writing by my supervisor prior to the activity.

Signature:                              Date Report Submitted:
           ---------------------                               -----------------
Received By:                               Comments:
             -------------------                     ---------------------------

             Title:

             Date: